Exhibit 10.21
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Employer and Employee on the Effective Date.  Capitalized terms used in this
Agreement, but not otherwise defined in this Agreement, have the meanings given to such terms in the Appendix of Key Terms, which is attached to this Agreement as Attachment 1, and is considered a part of this Agreement for all purposes and is incorporated herein by reference.
RECITALS
A.Employer desires to employ Employee on the terms and conditions set forth herein; and
B.Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.Employment.  Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which Employee’s employment is terminated in accordance with Section 6 of this Agreement (the “Term”).
2.Duties.  During the Term of Employee’s employment by Employer:
a.Employee shall have the position of Title and will have the responsibilities, duties and authority consistent with such position, and as defined and as limited by Employee’s supervisor.
b.Employee shall concentrate Employee’s activities during the Term on: (i)
leading various strategic initiatives at the firm under the direction of the CFO and COO; and (ii) such other responsibilities, consistent with Employee’s position, as may reasonably be assigned to Employee by Employer from time to time.
c.Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Carlyle, provided that nothing in this Agreement shall preclude Employee from: (i)
engaging in personal investment activities (subject to Carlyle’s insider trading and conflict of interest policies); (ii) engaging in activities consented to by
Employer in its sole discretion pursuant to Section 2.f. below; (iii) serving as a member of the board of directors of the companies named on Schedule A hereto, if any; or (iv) engaging in charitable, professional and/or community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.

d.Employee acknowledges and agrees that during the Term Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Carlyle and Employer and to do no act that would knowingly injure the business, interests or reputation of Employer or Carlyle.  In keeping with these duties, Employee shall make full disclosure during the Term to
Employer of all significant business opportunities that pertain to Carlyle’s business, and Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship or that might benefit Carlyle, which business opportunities
Employee learned of during the Term.
e.Employee shall at all times comply with: (i) all applicable laws, rules and regulations that are related to Employee’s duties and responsibilities assumed hereunder and (ii) all corporate and business policies and procedures of
Carlyle and Employer that are applicable to employees in Employer’s U.S.
office locations, including, without limitation, the New York Attorney
General’s Public Pension Fund Reform Code of Conduct (the “Pension Code
of Conduct”).
f.Employee shall not, without the prior written approval of Employer in its sole discretion, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any Person other than Employer.
g.In connection with Employee’s execution of this Agreement, Employee shall execute and deliver to Carlyle the certification attached hereto as Schedule B.
Employee understands and acknowledges that Employer and Carlyle are relying on the certifications and covenants set forth therein as a basis for their compliance with the Pension Code of Conduct and that the accuracy of, and
Employee’s continued compliance with, such certifications and covenants are conditions to Employee’s continued employment.
3.Location.  Employee’s office shall be located at Employer’s offices in the Office
Location, provided that subject to Employer’s policies applicable to employees of Employee’s level of Title in the Office Location as in effect from time to time and which may be changed in
Employer’s sole discretion, Employee also may have a hybrid working arrangement pursuant to which Employee may perform a portion Employee’s duties from Employee’s residence in the
Office Location area.  Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business, contingent upon any worldwide travel restrictions and
Employer’s then current policy regarding employee business travel.
4.Compensation.  As compensation for Employee’s services, Employer shall pay
Employee the following compensation, subject to Section 6 below:
a.Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month).  The Base Salary

Amount may be prospectively increased by Employer from time to time in its sole discretion, depending upon Employee’s performance.
b.Employer intends to pay bonuses to Employee from time to time as described below and as determined by Employer, provided that Employee is employed by Employer at the time of payment of such bonuses (except as otherwise indicated in Section 7 hereto) and the other terms and conditions for payment of such bonuses as described herein are satisfied:

i.2023 Guaranteed Bonus. Employee will be paid the 2023 Guaranteed
Bonus Amount as an annual bonus for calendar year 2023, payable at the time other employees of Employee’s level of Title are paid annual bonuses for calendar year 2023, but in no event later than March 15,
2024; provided that any discretionary bonuses paid before December
31, 2023 will first count against the 2023 Guaranteed Bonus Amount
(excluding any amounts previously paid in respect of the Make Whole
Bonus Amount).  For the avoidance of doubt, the Guaranteed Bonus
Amount will be prorated to reflect months worked.
ii.2024 Guaranteed Bonus. Employee will be paid the 2024 Guaranteed
Bonus Amount as an annual bonus for calendar year 2024, payable at the time other employees of Employee’s level of Title are paid annual bonuses for calendar year 2024, but in no event later than March 15,
2025; provided that any discretionary bonuses paid from January 1,
2024 through December 31, 2024, inclusive, will first count against the 2024 Guaranteed Bonus Amount (excluding any amounts
previously paid in respect of the Make Whole Bonus Amount).

iii.Eligibility for Discretionary Bonuses Following Calendar Year 2024.
For periods following calendar year 2024, all bonuses will be payable to Employee at Employer’s discretion in connection with Employer’s annual discretionary year-end performance-based bonus program. Any discretionary bonus shall be payable in Currency in accordance with
Employer’s policies and procedures, and all or a portion of any such discretionary bonus may be paid in restricted stock units (at the election of Employer), but in no event shall any such discretionary bonus be paid later than March 15 of the following year.
iv. Make-Whole Bonus.  Employer shall pay the Make-Whole Bonus
Amount to Employee on Employer’s next regularly scheduled payroll date that is 90 days after the Commencement Date.  Employee
understands and agrees that if at any time prior to the first anniversary of the Commencement Date, Employee terminates Employee’s
employment pursuant to Section 6.c.ii. or Employer terminates
Employee’s employment pursuant to Section 6.b.ii., then, in each case,

Employee shall repay to Employer the full Make-Whole Bonus
Amount received by Employee pursuant to this Section 4 b. iv within
30 days following the date of termination of Employee’s employment.
The Make-Whole Bonus Amount shall not be payable by Employer if
Employee’s employment terminates for any reason, whether such termination is by Employer or by Employee, prior to the date on which the Make-Whole Bonus Amount is paid to Employee.

c.During the Term, Employee shall be eligible for reimbursement for all reasonable expenses for travel, lodging, entertainment and other business expenses in connection with Employer’s or Carlyle’s business, subject to
Carlyle’s business expense reimbursement policies applicable to employees in the Office Location.
d.During the Term, Employee shall, as incidences of employment, be eligible to participate in Employer’s employee benefit plans and programs, including those providing health, insurance, retirement and vacation benefits, to the same extent as offered to other employees with Employee’s tenure and level of Title for the Office Location, subject to the terms and eligibility requirements thereof and as such plans and programs may be amended from time to time in Employer’s sole discretion.
e.To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) during the Term to make personal investments directly in investments made by Carlyle and its investment funds during the Term without fees or carried interest (unless otherwise specified in the applicable subscription documents), provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with Carlyle’s policies established for coinvestments by other employees at the level of Title in the Office Location, including an expense recovery allocation.  Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the
Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
5.Background Investigation. Employee’s employment is contingent upon
Employer’s satisfactory completion of its background investigation of Employee, which shall be completed within 90 days of the Commencement Date.  In addition, Employer may require that a background investigation be conducted by an independent third party.  Following the
Commencement Date, Employee may be subject to periodic background checks from time to time at Employer’s sole discretion.  An unsatisfactory background investigation, a delay in the process due to lack of response from Employee for requested information or falsification, misrepresentation or omission on Employee’s resume, new hire paperwork or other work records will result in the termination of the offer of employment and in the event Employee’s employment has commenced, Employee’s employment shall be terminated and such termination shall be deemed to be for Cause (as defined herein).
6.Termination.  If Employee does not commence employment with Employer, for any reason, by the Commencement Date (including because any non-competition, garden leave, notice period, or similar covenants applicable to Employee with any former employer have not expired or been waived, or Employer’s earlier withdrawal of this Agreement for any reason), this
Agreement and any related agreement entered into between Employee and Carlyle shall be null and void and no amounts shall be payable to Employee by Employer hereunder or thereunder.
For the avoidance of doubt, Employee will not be an employee of Employer or Carlyle unless and until Employee actually begins employment on the Commencement Date.  Employee’s employment with Employer shall be terminable at any time during the Term as follows:
a.automatically upon Employee’s death;
b.by Employer, subject only to such notification requirements as are required by this Section 6.b.:
i.upon Employee’s incapacitation by accident, sickness or other circumstance that renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period, subject to the requirements of the Americans With Disabilities Act or any similar applicable law;
ii.immediately for “Cause”, which for purposes of this Agreement means that Employee has: (A) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder; (B) willfully engaged in conduct that Employee knows or, based on facts known to Employee, should know, is materially injurious to Employer or any of its affiliates; (C) materially breached any provision of this Agreement (other than Section 8.c. or Section
8.d., which are addressed in sub-section (F) below); (D) been convicted of, or entered a plea bargain or settlement admitting guilt for, (x) fraud, embezzlement or any other felony or (y) any
misdemeanor involving moral turpitude, in each case under the laws of the United States or of any state or municipality or the District of
Columbia or any other country or any jurisdiction of any other country
(but specifically excluding for purposes of both clause (x) and (y), minor traffic infractions); (E) been the subject of any judicial or administrative order obtained or issued by the U.S. Securities and
Exchange Commission or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied); or (F) breached any provision of Section 8.c. or
Section 8.d; or
iii.for any other reason whatsoever, upon 30 days’ notice to Employee, or immediately if Employer pays Employee 30 days’ compensation as severance pay in exchange for execution of a separation agreement including a Release; and
c.by Employee, at any time during the Term, subject only to such notification requirements as are required by this Section 6.c.:
i.for Good Reason, which means: (A) a material breach of this
Agreement by Employer or (B) a significant, sustained reduction in, or adverse modification of, the nature and scope of Employee’s authority, duties and privileges during the Term (whether or not accompanied by a change in title), but in each case only if (I) Employer has received written notice from Employee of Employee’s intent to terminate
Employee’s employment for Good Reason and specifying in detail the basis for such termination within 60 days following the first occurrence of the event alleged to constitute Good Reason, (II) such
Good Reason has not been corrected or cured by Employer within 30 days after Employer’s receipt of such notice and (III) Employee terminates Employee’s employment with Employer within 30 days following the expiration of such 30-day cure period; or
ii.for any other reason whatsoever, upon notice to Employer given in accordance with Section 17 hereof.
7.Effect of Termination.
a.Upon termination of Employee’s employment for any reason,
Employee shall be entitled to receive: (i) any unpaid portion of the Base
Salary Amount that has been earned and accrued through the effective date of such termination; (ii) reimbursement pursuant to Section 4.c. for business expenses incurred by Employee during the Term; and (iii) any vested amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and, except in the case of a termination pursuant to Section
6.b.ii., amounts accrued and arising from any equity-based incentive plan.
Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Employee’s employment hereunder.  In the event that Employee’s employment is terminated by Employer for any reason, Employee’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 7.
b.If at any time on or before the first anniversary of the
Commencement Date (provided that Employee commenced employment with Employer on the Commencement Date): (i) Employee terminates
Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to
Section 6.b.ii. or (ii) Employer terminates Employee’s employment pursuant to Section 6.b.iii., then, in either case, subject to Employee timely signing and not revoking a release of claims in a form reasonably acceptable to Employer that releases Employer and its affiliates from further claims and liabilities relating to Employee’s employment and the termination of Employee’s employment (other than claims for
indemnification pursuant to Section 9) (the “Release”), Employer shall pay (in addition to the payments and benefits set forth in Section 7.a.) cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount equal to the sum of (x) the unpaid portion of the
Base Salary Amount that Employer would have paid Employee from the date of such termination through the first anniversary of the
Commencement Date if Employee’s employment had not terminated, plus
(y) the excess, if any, of the sum of the 2023 Guaranteed Bonus Amount
and 2024 Guaranteed Bonus Amount over the cumulative amount of all bonuses actually paid to Employee pursuant to Section 4 through the effective date of such termination (including, without limitation, amounts previously paid in respect of the 2023 Guaranteed Bonus Amount and the
2024 Guaranteed Bonus Amount from the Commencement Date through such date of employment termination, but excluding any amounts previously paid in respect of the Make Whole Bonus Amount).
c.If at any time after the first anniversary of the Commencement
Date and on or before the second anniversary of the Commencement Date
(provided that Employee commenced employment with Employer on the
Commencement Date): (i) Employee terminates Employee’s employment pursuant to Section 6.c.i. and Employer could not have terminated
Employee’s employment for Cause pursuant to Section 6.b.ii. or
(ii) Employer terminates Employee’s employment pursuant to Section
6.b.iii., then, in either case, subject to Employee timely signing and not revoking a Release, Employer shall pay (in addition to the payments and benefits set forth in Section 7.a.) cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount equal to the sum of (x) 25% of the Base Salary Amount, plus (y) the excess, if any, of the sum of the 2023 Guaranteed Bonus Amount and 2024 Guaranteed
Bonus Amount over the cumulative amount of all bonuses actually paid to
Employee pursuant to Section 4 through the effective date of such termination (including, without limitation, amounts previously paid in respect of the 2023 Guaranteed Bonus Amount and the 2024 Guaranteed
Bonus Amount from the Commencement Date through such date of employment termination, but excluding any amounts previously paid in respect of the Make Whole Bonus Amount).
d.If at any time after the second anniversary of the Commencement
Date (provided that Employee commenced employment with Employer on the Commencement Date): (i) Employee terminates Employee’s
employment pursuant to Section 6.c.i. and Employer could not have terminated Employee’s employment for Cause pursuant to Section 6.b.ii.
or (ii) Employer terminates Employee’s employment pursuant to Section
6.b.iii., then, in either case, subject to Employee timely signing and not revoking the Release, Employer shall pay (in addition to the payments and benefits set forth in Section 7.a.) cash severance to Employee, within 60 days after the date of such termination, in a lump sum amount that is equal to 25% of the Base Salary Amount.
e.The sole liability of Employer under this Agreement upon a termination of Employee’s employment (provided that Employee commenced employment with Employer on the Commencement Date)
shall be: (i) to pay the amounts expressly provided for in this Section 7 as being due and owed upon such termination and (ii) to comply with any other obligations under this Agreement that expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.
f.To the extent that Employee is required to deliver a signed Release as a pre-condition to receiving payments under this Section 7, such signed
Release must be delivered to Employer by no later than forty-five (45)
days following the date of termination of Employee’s employment.  If
Employee fails to sign and deliver the Release on or prior to such date or timely revokes acceptance of the Release thereafter, Employee shall not be entitled to any severance benefits under this Agreement.  In any case where the forty-five (45) day period following the date of termination of
Employee’s employment straddles two separate calendar years, any payments of “nonqualified deferred compensation” (within the meaning of
Section 409A) included in the severance benefits shall be made in the later calendar year, regardless of when the signed Release is delivered by
Employee to Employer.

8.Records and Confidential Data.
a.All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer promptly following its request therefor or automatically promptly following the end of the Term.
b.Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information, knowledge and data developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, financial, tax, privileged or economic information relating to Carlyle (including, for this purpose, any affiliates, members, partners and employees) or any other confidential or proprietary information relating to the business, strategic, advertising, marketing, trade practices or investment activities of Carlyle or any affiliates, members or any portfolio investments held by any investment fund controlled by Carlyle or its affiliates
(collectively, “Confidential Information”).  Employee shall not at any time, directly or indirectly, disclose to any Person (other than Carlyle) or use for any purpose other than in accordance with Employee’s employment with
Carlyle, any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) that has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless: (i) authorized in writing by Employer; (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 8; (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv)
disclosure is made to officers, directors or affiliates of Employer or Carlyle
(and the officers and directors of such affiliates) or to auditors, counsel, or other professional advisors to Employer or Carlyle; or (v) disclosure is required by a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information.  Prior to any disclosure of Confidential
Information, Employee shall seek to obtain an order reasonably acceptable to
Employer protecting the confidentiality of such information (and shall not disclose such Confidential Information until such a protective order satisfactory to Employer has been obtained), and notify Employer as soon as reasonably practicable (and in any event at least ten (10) Business Days in advance of disclosing such Confidential Information) of such disclosure.
Employee agrees that Employee’s obligations under this Section 8 may be enforced by specific performance and that breaches or prospective breaches of this Section 8 may be enjoined.
c.Employee will not disclose publicly any information about Carlyle’s private placement fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, and will not discuss (or authorize others to discuss) any such private placement fundraising information with any reporter or representative of any press or other public media.
d.Employee represents that Employee’s execution and delivery of this
Agreement to Employer as of the Effective Date does not and that Employee’s commencement of Employee’s employment by Employer on the
Commencement Date will not violate or breach any agreement to which
Employee is a party with any former employer or other service recipient, including, but not limited to, any non-competition or non-solicitation agreement, any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by
Employer or any other restrictive covenant contained in any agreement to which Employee is a party with any former employer or other service recipient.  Employee agrees that Employee will not perform any work, engage in any activities or provide any services with, to, for or on behalf of Employer prior to the Commencement Date, or otherwise take any actions (or inaction)
that would violate any agreements or covenants between Employee and any former employer or other service recipient.  Employee represents and agrees that Employee’s entry into this Agreement and the payment of any amounts hereunder by Employer will not violate any agreements or covenants between
Employee and any former employer (or other counter-party).  Employee further agrees that during Employee’s employment by Employer, Employee will not violate any provision in any agreement to which Employee is a party or any covenant in any agreement to which Employee is a party related to non-competition, non-solicitation or confidentiality, including any such agreements or covenants Employee entered into with any former employer (or other counter-party).  Employee agrees that Employee will not improperly make use of or disclose any confidential information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of Employer or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any agreements with such former employer or third party.
e.Employee indemnifies Employer and its affiliates and holds them harmless from any losses, expenses (including, but not limited to, attorneys’ fees and costs) or damages incurred as a result of Employee’s actual or alleged violation or breach of this Section 8. Employee shall also pay for any losses, expenses (including, but not limited to, attorneys’ fees and costs) or damages

Employee personally incurs as a result of Employee’s actual or alleged violation or breach of this Section 8.
f.Notwithstanding any other provision of this Agreement, Employee agrees that upon accepting employment with a different employer, and in any event prior to commencing employment with such employer, Employee will disclose to such employer Employee’s obligations under this Agreement, including
Employee’s obligations under this Section 8 (“Records and Confidential
Information”) and under Sections 11 (“Non-Competition”) and 12 (“Non-
Solicitation”), and Employee hereby agrees that Employer may confirm such disclosure with such employer, and that Employee will provide the necessary contact information for such confirmation promptly following request therefor by Employer.
g.Notwithstanding any other provision of this Agreement: (i) no provision of this Agreement prohibits or restricts any employee from reporting possible violations of law or other whistleblower information to a government regulator or governmental agency (including the right to receive an award for information provided to any such government agencies); (ii) Carlyle’s consent is not required for such disclosure to a regulator or governmental agency; and
(iii) notice to Carlyle is not required in the case of such whistleblower disclosure to a government regulator or government agency. Notwithstanding the foregoing, under no circumstance is Employee authorized to disclose information covered by Carlyle’s attorney-client privilege or attorney work product without Carlyle’s prior written consent.  The obligations under this
Section 8 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
9.Indemnification.
a.Employer will cause each investment fund to which Employee provides investment advice to indemnify, defend (limited to reasonable attorneys’ fees and costs) and hold Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by
Employee in good faith during the Term while performing services on behalf of such investment fund  within the scope of Employee’s employment for
Employer, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. Provided further that as a condition to indemnification in any proceeding in which Employee seeks indemnification, Employee shall be required to: (i) keep Carlyle or its designated counsel fully informed of the progress, relevant facts, issues and events of such proceeding; (ii) cooperate with Carlyle and its counsel in the defense of any such proceeding in accordance with this Agreement; (iii)
provide truthful testimony in and diligently pursue defense of such proceeding; and (iv) refrain from settling such proceeding without Carlyle’s approval and unless such settlement has a full and unconditional release of
Carlyle and Employee and imposes no payment obligations on Carlyle (to
Employee or any other Person). The obligations of such investment funds under this Section 9 shall survive any termination of Employee’s employment.
The indemnification of Employee hereunder shall be secondary to and in excess of any and all payment to which Employee is entitled pursuant to any insurance policy issued to or for the benefit of Employee, Carlyle and/or any
Carlyle portfolio company.
b.Notwithstanding the foregoing, the indemnification obligations of each investment fund to which Employee provides investment advice shall be subject to the conditions that such acts, decisions or omissions made by
Employee do not constitute fraud, willful misconduct or gross negligence. If, when and to the extent that any investment fund to which Employee provides investment advice determines that Employee would not be permitted to be so indemnified under applicable law, the investment fund to which Employee provides investment advice shall be entitled to be reimbursed by Employee
(who hereby agrees to reimburse each investment fund to which Employee provides investment advice) for all such amounts paid prior to that determination.  It is understood and agreed that the foregoing agreement by
Employee shall be deemed to satisfy any requirement that Employee provide any investment fund to which Employee provides investment advice with an undertaking to repay any advanced amounts if it is determined that Employee is not entitled to indemnification under applicable law.
c.In the event of any indemnification made by a Carlyle investment fund with respect to Employee, then such investment fund shall be subrogated to the extent of such payment to all of the rights of recovery of Employee, including the rights of Employee under any insurance policies.  Employee shall cooperate with each investment fund to which Employee provides investment advice, execute all papers reasonably required and do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable each investment fund to which Employee provides investment advice effectively to bring suit to enforce such rights.
d.The obligations of each such investment fund to which Employee provides investment advice under this Section 9 shall survive any termination of this
Agreement.
10.Non-Disparagement.  Employee covenants and agrees that, both during and at all times following Employee’s employment with Employer, except as prohibited by applicable law,
Employee shall not make any communication (in writing, orally or otherwise) that is disparaging about Carlyle or Carlyle’s affiliates, investment funds or portfolio companies or any of their respective principals, directors, businesses, partners, officers or agents.  For purposes of this
Agreement, a communication that is disparaging includes, but is not limited to, any communication that is critical or derogatory or that may reasonably be expected to tend to injure the reputation or business of Carlyle or such Person.  Employee agrees and acknowledges that the foregoing non-disparagement covenant is a material inducement to Carlyle to enter into this
Agreement and, as such, it is agreed by the parties that any violation of this Section 10 by
Employee will constitute a material breach of this Agreement. Employee further agrees that the remedy at law for any breach of this Section 10 may be inadequate, and that Carlyle shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in this Section 10. Notwithstanding the foregoing, Employee shall not be deemed to have violated this Section 10 in the case of any communication that is made: (a) pursuant to a court order, subpoena or legal process; (b) to a court, mediator, government agency or arbitrator in connection with any litigation or dispute between Employer and Employee; or (c) exclusively to
Employer in the course of Employer’s supervision or review of Employee’s job performance.
The obligations under this Section 10 shall survive the expiration or termination of this
Agreement.
11.Non-Competition. In consideration of the benefits and promises provided herein,
Employee covenants and agrees that, both during Employee’s employment with Employer and, if
Employer terminates Employee’s employment with Employer pursuant to Section 6.b.ii. or if
Employee voluntarily terminates Employee’s employment with Employer pursuant to Section
6.c.ii., in either case, for the applicable period shown on Attachment 2 hereto (determined based on Employee’s corresponding title and level on the date on which, as applicable, Employer terminates Employee’s employment or Employee notifies Employer of Employee’s intent to voluntarily terminate Employee’s employment) following the date of the termination of
Employee’s employment with Employer or, if earlier and to the extent applicable, the date on which Employee notifies Employer of Employee’s intent to  voluntarily terminate Employee’s employment (such period, as applicable, the “Non-Competition Period”), Employee will not, directly or indirectly, without the prior written consent of Employer, provide services to a
“Competing Investment Business” (as defined below).  The Non-Competition Period shall run concurrently with any “Notice Period” (as defined in Section 17) and shall not be extended by the Notice Period. For purposes of this Agreement, a “Competing Investment Business” shall mean any alternative asset management investment advisory business (whether stand-alone or part of a larger organization) or other business engaging in similar investment sponsorship activity (such as providing investment advisory services for the benefit of a special purpose acquisition company) and shall include, without limitation, any business engaging in the activities and business strategies of the investment funds, vehicles and accounts and other investment products, services and lines of business operated by or within Carlyle’s business during the term of Employee’s employment.  Employee acknowledges and agrees that Carlyle’s business is worldwide in scope and therefore this restriction governs Employee’s activities anywhere in the world where Employee (i) provided services; (ii) directly or indirectly supervised or managed business operations and/or employees; and/or (iii) maintained client or investor relationships, in each case on behalf of Carlyle’s business.  Employee shall be deemed to be “providing services” to a Competing Investment Business if Employee provides services directly or indirectly, whether individually or through or by another person or an entity in which

Employee is a director (or the equivalent), officer, employee, consultant, representative, agent or otherwise, to a Competing Investment Business.  Employee shall not be deemed to be “providing services” to a Competing Investment Business if (A) the Competing Investment Business is a
publicly traded entity and Employee’s only relationship with such entity is an equity stake of five percent (5%) or less or (B) Employee indirectly holds an equity interest of five percent (5%) or less of the interests in a Competing Investment Business that is providing services through a fund or similar investment vehicle in which Employee is a limited partner (or functional equivalent)
with no direction or control over the investments of such fund or other investment vehicle.  The restrictions contained in this Section 11 do not prevent Employee from (I) managing Employee’s personal investment activities that are not a Competing Investment Business and for which
Employee receives no compensation in any form or (II) participating in charitable, community, literary and artistic activities, subject to Section 1(c) hereof.  Employee agrees that this Section
11 may briefly limit Employee’s ability to earn a livelihood in a business similar to Carlyle’s business, but Employee nevertheless hereby agrees and hereby acknowledges that the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in this Section 11 are reasonable and necessary to protect Carlyle’s confidential information (including trade secrets), goodwill and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 11 to be unenforceable or invalid for any reason,
Employee and Carlyle agree that this Section 11 shall be interpreted to extend only over the maximum period of time, geographic area and scope of activities for which it may be enforceable,  as determined by such court or tribunal.  Employee agrees and acknowledges that the foregoing non-competition covenant is a material inducement to Carlyle to enter into this
Agreement and, as such, it is agreed by Carlyle and Employee that any breach or threatened breach of this non-competition restriction by Employee may result in substantial, continuing and irreparable injury to Carlyle and will constitute a material breach of this Agreement and shall entitle Carlyle to cease making any payment pursuant to this Agreement, among other remedies.
In the event of Employee’s breach or threatened breach of this this non-competition restriction,
Employee agrees and acknowledges that Carlyle shall be entitled to forfeiture and/or clawback of the economic and/or equity interests Employee has received from Carlyle, in addition to whatever other remedies at law Carlyle may have.  Employee and Carlyle further agree that the remedy at law for any breach or threatened breach of this Section 11 by Employee may be inadequate, and that Carlyle shall, in addition to whatever other remedies Carlyle may have at law or in equity, be entitled (without posting bond or other security) to injunctive relief, specific performance and/or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in this Section
11. The obligations under this Section 11 shall survive the termination of Employee’s employment and the expiration or termination of this Agreement.
12.Non-Solicitation.  Employee covenants and agrees that, both during the Term of
Employee’s employment with Employer and for a period of twelve months after the last day that
Employee is employed by Employer or an affiliate thereof (regardless of the reason for the termination of Employee’s employment), Employee will not, directly or indirectly, without the prior written consent of Carlyle: (a) participate in any capacity, including as an investor or an advisor, in any transaction that Carlyle or any of its affiliates was actively considering investing in or offering to invest in prior to the date of termination; (b) solicit, contact or identify investors in any investment partnership, fund, vehicle or managed account controlled or advised by Carlyle or its affiliates (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership, fund, vehicle or managed account) on behalf of any Person; or (c)
recruit, solicit, hire, induce or seek to induce or hire any then-current employee or member of
Carlyle or its affiliates to become employed by Employee or any other Person.  Employee agrees that this Section 12 may briefly limit Employee’s ability to earn a livelihood in a business similar to the business conducted by Employer, but Employee nevertheless hereby agrees and hereby acknowledges the consideration provided to Employee in this Agreement is adequate to support the restrictions contained herein. Employee further agrees that the restrictions set forth in this
Section 12 are reasonable and necessary to protect Carlyle’s confidential information (including trade secrets), goodwill and other legitimate business needs.  In the event that any court or tribunal of competent jurisdiction shall determine this Section 12 to be unenforceable or invalid for any reason, Employee and Carlyle agree that this Section 12 shall be interpreted to extend only over the maximum period of time, geographic area and scope of activities for which it may be enforceable, as determined by such court or tribunal. Employee agrees and acknowledges that the foregoing non-solicitation covenant is a material inducement to Carlyle to enter into this
Agreement and, as such, Carlyle and Employee agree that any breach or threatened breach of this
Section 12 by Employee may result in substantial, continuing and irreparable injury to Carlyle and will constitute a material breach of this Agreement and shall entitle Carlyle to cease making any payment pursuant to this Agreement, among other remedies. In the event of Employee’s breach or threatened breach of this Section 12, Employee agrees and acknowledges that Carlyle shall be entitled to forfeiture and/or clawback of the economic and/or equity interests Employee has received from Carlyle, in addition to whatever other remedies at law Carlyle may have.
Employee further agrees that the remedy at law for any breach or threatened breach of this
Section 12 may be inadequate, and that Carlyle shall, in addition to whatever other remedies it may have at law or in equity, be entitled (without posting bond or other security) to injunctive relief, specific performance and/or other equitable relief, as deemed appropriate by any court or tribunal of competent jurisdiction, to prevent a breach of Employee’s obligations as set forth in this Section 12.  The obligations under this Section 12 shall survive the expiration or termination of this Agreement and the termination of Employee’s employment.
13.Offset.  To the fullest extent permitted by law, Carlyle shall have the right to set-
off or otherwise withhold, any and all proceeds, distributions and payments (other than wages due to Employee solely by virtue of such Employee’s status as an employee), including without limitation, bonus payments, equity-based awards and any amounts representing such Employee’s direct and indirect share of distributions or incentive fees otherwise payable from any Carlyle-
related fund or entity (including Carlyle’s investment or coinvestment funds), in order to recover any amounts due to Carlyle from Employee, including damages as a result of breach of any contractual obligation that Employee has to Employer.
14.Governing Law.  The validity of this Agreement and any of the terms or provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.

15.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages in “.pdf” form or other electronic signatures (including signatures via DocuSign) shall be deemed original signatures of this Agreement.
16.Arbitration.
a.Except as otherwise provided below or prohibited by applicable law, any dispute, claim or controversy arising in connection with or relating to this
Agreement or otherwise in connection with or relating to Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation (if applicable), Employee’s equity incentive awards in respect of The Carlyle Group Inc. (if applicable) and Employee’s personal coinvestments (if applicable) shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association (except as modified herein).  No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement. The parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement.  If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings.  Such arbitration shall be conducted before a single arbitrator mutually selected by the parties.  A court of competent jurisdiction shall appoint any arbitrator who has not been appointed within 60 days after the date of the Arbitration Notice.  Judgment may include costs and attorneys’ fees and may be entered in any court of competent jurisdiction.
The arbitration shall be conducted in the Arbitration Location or such other location as Employer and Employee may agree, in the English language and all monetary awards shall be in Currency.  Arbitration shall be the sole method of resolving disputes not settled by mutual agreement.  The determination of the arbitrator shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction. The arbitration proceedings contemplated by this
Agreement shall be confidential and private to the maximum extent permitted by law, and such confidentiality obligations shall be enforceable by injunction.
b.Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, unless otherwise prohibited by law, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, including where necessary: (i) to compel arbitration;
(ii) to obtain interim measures of protection prior to or pending arbitration;
(iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, or to enforce the provisions of
Sections 8, 9, 10, 11 and 12 of this Agreement; and (iv) to enforce any decision of the arbitrator, including the final award.
17.Notice Period.  Given the importance of Employee’s position with Employer,
Employee’s access to and use of Confidential Information (as defined herein) and the irreparable harm that Employee’s departure would likely cause Carlyle, its investor relationships and its business opportunities, Employee agrees that if Employee resigns or retires from employment with Employer in accordance with Section 6.c., Employee will provide Employer with advance written notice of Employee’s intent to so resign or retire of at least the number of months shown on Attachment 2 hereto (determined based on Employee’s corresponding title and level on the date on which Employee notifies Employer of Employee’s intent to so resign or retire) (the
“Notice Period”).  During the Notice Period, Employee will remain an employee of Employer and will not be free to begin an employment relationship with another Person, absent Employer’s authorized written consent.  During the Notice Period, Employer shall continue to pay Employee the Base Salary Amount at the rate then in effect in accordance with Employer’s payroll policies.
During the Notice Period, Employee will be eligible to participate in Employer’s benefit plans to the extent permitted by such plans and applicable law. Employee will not otherwise be eligible to receive any other compensation during the Notice Period. During the Notice Period, Employer reserves the right, in its sole discretion, to: (a) change or remove any or all of Employee’s duties;
(b) require Employee to remain away from the Employer’s premises; and/or (c) take such other action as determined by Employer to aid and assist in the transition process associated with
Employee’s departure.  During the Notice Period, Employee must continue to act in a manner consistent with this Agreement and Employee’s duty of loyalty and exclusivity to Employer.
Employer, in its sole discretion, may waive all or a portion of the Notice Period and/or the provisions of this Section 18 at any time and for any reason or for no reason.  For the avoidance of doubt, if Employer waives all or a portion of the Notice Period and/or the provisions of this
Section 18, Employee shall not be entitled to any Base Salary Amount or continued participation in Employer’s benefit plans (except as otherwise provided by applicable law) for the portion of the Notice Period that has been waived. To the extent Employer shortens or waives the Notice
Period, Employer shall also reduce the Non-Competition Period by the same amount of time.
18.Provisions.  Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and their portfolio companies.
19.Defend Trade Secrets Act Disclosure.  By Employee’s signature to this
Agreement, Employee acknowledges that Employee has received and reviewed The Carlyle
Group’s Whistleblower Policy, which is attached hereto as Attachment 3, and which, among other things, provides written notice to Employee of certain immunity provided by the Defend
Trade Secrets Act, 18 U.S.C. § 1833(b).
20.Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given and effective to the Employer when sent by email and confirmed via telephone to the General Counsel or Chief Human Resources

Officer; if to Employee, when sent by email to the business or personal email address on file with the Employer and confirmed via telephone to the personal number on record with
Employer.
21.Withholding.  All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions, in each case, as required by law or as elected by Employee.
22.At-Will Employment.  Employee’s employment with Employer will be on an “at-
will” basis, meaning that either Employee or Employer may terminate Employee’s employment at any time and for any reason or no reason, subject to Employer’s or Employee’s obligations pursuant to Section 6 and Section 7.  Further, Employee’s continued employment, as well as
Employee’s participation in any benefit programs does not assure Employee of continuing employment with Employer.  Employer also reserves the right to modify or amend the terms of its benefit plans at any time for any reason.  This policy of at-will employment is the entire agreement as to the duration of Employee’s employment and may only be modified upon an express written approval of Carlyle.
23.No Assignment.  Employer shall not, without Employee’s consent, assign any of
Employer’s rights, interests, obligations or entitlements under this Agreement to any Person other than a commonly controlled affiliate of Employer in connection with an internal reorganization of Carlyle. This Agreement will be binding on all successors and assigns of
Employer and Carlyle.  Employee may not assign any of Employee’s rights or obligations under this Agreement.
24.Headings.  The section headings in this Agreement are for convenience of reference only and will in no event affect the meaning or interpretation of this Agreement.
25.Duration of Terms.  The respective rights and obligations of the parties hereunder will survive any termination of Employee’s employment and the termination of the Term to the extent necessary to give effect to such rights and obligations.
26.Entire Agreement.  This Agreement and the documents and Attachments referenced herein: (a) constitute the entire agreement among Employer and Employee with respect to the subject matter hereof; (b) supersede any prior agreement or understanding among or between them with respect to such subject matter, except any prior confidentiality agreement or assignment of rights agreement Employee signed for the benefit of Employer or its affiliates;
and (c) may not be amended except in a writing signed by both Employer and Employee.
27.Section 409A.  The intent of the parties is that the payments and benefits that are eligible to be received under this Agreement shall comply with or be exempt from the applicable requirements of Section 409A, and, accordingly, to the maximum extent permitted, this
Agreement will be administered and interpreted in accordance with such intent.    Each payment
made under this Agreement shall be designated as a “separate payment” within the meaning of
Section 409A.  Except as permitted by Section 409A, (a) Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of Employee’s expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (c) in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Employee incurred such expenses.
In no event whatsoever shall Carlyle be liable for any tax, interest or penalties that may be imposed on Employee by Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by Carlyle consistent with Section 409A) at the time of Employee’s separation from service, and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee without Employee incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this
Agreement, in each case, during the six-month period immediately following Employee’s separation from service will instead be paid or made available on the earlier of (a) the first
Business Day of the seventh month following the date of Employee’s separation from service or
(b) Employee’s death.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Employer and Employee each have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

By: /s/ Bruce Larson
Name: Bruce M. Larson
Title: Chief Human Resources Officer

EMPLOYEE:	/s/ Lindsay LoBue
Lindsay LoBue

ATTACHMENT 1
APPENDIX OF KEY TERMS
This Appendix of Key Terms is considered a part of the employment agreement (the
“Employment Agreement”) to which it is attached for all purposes and is incorporated by reference into the Employment Agreement. For purposes of the Employment Agreement, the following terms shall have the meanings ascribed to them below:
1.“Agreement” means the Employment Agreement between Employer and Employee that is effective as of the Effective Date.
2.“Arbitration Location” means New York.
3.“Arbitration Notice” has the meaning given to it in Section 16.a. of the Employment
Agreement.
4.“Base Salary Amount” means $500,000 per annum in Currency.
5.“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
6.“Carlyle” means Carlyle Investment Management, L.L.C. and its affiliates collectively operating under the trade name “The Carlyle Group,” which, for the avoidance of doubt, includes Employer and its affiliates.
7.“Cause” has the meaning given to it in Section 6.b.ii. of the Employment Agreement.
8. “Commencement Date” means October 16, 2023.
9.“Competing Investment Business” has the meaning given to it in Section 11 of the
Employment Agreement.
10.“Confidential Information” has the meaning given to it in Section 8.b. of the Employment
Agreement.
11.“Currency” means USD.
12.“Effective Date” means September 28, 2023.
13.“Employee” means Lindsay LoBue.
14.“Employer” means The Carlyle Group Employee Co., L.L.C., a Delaware limited liability company.
15.“Good Reason” has the meaning given to it in Section 6.c.i. of the Employment
Agreement.

16.“Governing Jurisdiction” means the State of New York.
17.“Make-Whole Bonus Amount” means $61,000 in Currency.
18.“Non-Competition Period” has the meaning given to it in Section 11 of the Employment
Agreement.
19.“Notice Period” has the meaning given to it in Section 17 of the Employment
Agreement.
20.“Office Location” means New York, New York.
21.“Pension Code of Conduct” has the meaning given to it in Section 2.e. of the
Employment Agreement.
22.“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
23.“Release” has the meaning given to it in Section 7.b. of the Employment Agreement.
24.“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder.
25.“Term” has the meaning given to it in Section 1 of the Employment Agreement.
26.“Title” means Managing Director - Partner, Level 10.
27.“2023 Guaranteed Bonus Amount” means $1,000,000 in Currency, which represents a full year amount and will be prorated upon confirmed Commencement Date to reflect actual months worked.  For the avoidance of doubt, if the Commencement Date is October 16, 2023, the 2023 Guaranteed Bonus Amount will be $211,000.
28.“2024 Guaranteed Bonus Amount” means a minimum of $1,000,000 in Currency.